Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Lattice Semiconductor Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-40031, No 333-69467, No. 333-67274, No. 333-120959, No. 333-143387, No-333-176133, No. 333-182047, No. 333-188455, No. 333-195888, and No. 333-202736) on Form S-8 of Lattice Semiconductor Corporation (the Company) of our reports dated March 2, 2016, with respect to the consolidated balance sheets of Lattice Semiconductor Corporation as of January 2, 2016 and January 3, 2015, and the related consolidated statements of operations, comprehensive (loss) income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended January 2, 2016 and the effectiveness of internal controls over financial reporting as of January 2, 2016, which reports appear in the January 2, 2016 annual report on Form 10-K of Lattice Semiconductor Corporation.

Our report dated March 2, 2016, on the effectiveness of internal control over financial reporting as of January 2, 2016, contains an explanatory paragraph that states that management’s assessment of the effectiveness of internal control over financial reporting and our audit of internal control over financial reporting of the Company excludes an evaluation of internal control over financial reporting of the acquired Silicon Image, Inc.

/s/ KPMG LLP
Portland, Oregon
March 2, 2016